EXHIBIT 16.1

February 6, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by UCI Medical Affiliates, Inc. in Item 4.01 of its Form 8-K to be filed with the Securities and Exchange Commission on February 6, 2009. We agree with such statements as they pertain to our Firm. We are not in a position to agree or disagree with the other statements contained therein.

Very truly yours,

/s/  Scott McElveen, LLP

Scott McElveen, LLP